This Supplement relates to                          Registration Nos. 333-51173,
the Prospectus for offers                                  333-95909, 333-95919.
and sales of Common Stock                           This filing is made pursuant
dated April 28, 2000                                      Rule 424(b)(3) and (c)
                                                        under the Securities Act
                                                            of 1933, as amended.


                                 2001 SUPPLEMENT
                          To Prospectus for Offers and
                            Sales of Common Stock of
                              Fortune Brands, Inc.
                         By Certain Selling Stockholders


         This Supplement dated April 27, 2001 to the Prospectus dated April 28, 2000 relating to offers and sales of award shares and retirement savings plan shares by certain Selling Stockholders of Fortune Brands, Inc. contains certain current information that may change from year to year. The Supplement will be updated annually and will be delivered to each Selling Stockholder. Each current supplement should be kept with the Prospectus in the Selling Stockholder's important papers. Selling Stockholders who received the April 28, 2000 Prospectus will not be sent additional copies of the Prospectus in subsequent years unless the information in the Prospectus is required to be amended or unless a Selling Stockholder requests an additional copy by writing to Fortune Brands, Inc., Legal Department, 300 Tower Parkway, Lincolnshire, Illinois 60069. Capitalized terms used in this supplement have the meanings set forth in the prospectus.

         Date. The date of this supplement is April 27, 2001.

         Information Regarding Selling Stockholders and Award Shares and Retirement Savings Plan Shares Covered by the Prospectus. The prospectus covers 2,850,776 award shares that have been or may be acquired by the Selling Stockholders upon exercise or pursuant to the following awards held as of February 12, 2001:

         o incentive stock options or nonqualified stock options granted pursuant to the Employee Plans and the Director Plan, or

         o stock appreciation rights granted under the Employee Plans in respect of options under the 1999 Plan and the 1990 Plan, or

         o performance awards, awards of restricted stock or other stock-based awards, and dividend equivalents earned thereon, under the 1999 Plan and the 1990 Plan.

         The prospectus also covers 19,999 Retirement Savings Plan Shares that have been acquired pursuant to the Retirement Savings Plan and are held on December 31, 2000 by the Trustee of the Retirement Savings Plan.

         There are set forth in the following table opposite the name of each of the Selling Stockholders:

         1.  Under the heading "Shares of common stock beneficially owned",

             o the shares of our common stock beneficially owned by the Selling Stockholder on February 12, 2001 (except, as stated in Note (c) after the table, beneficial ownership is disclaimed as to certain shares), including shares of our common stock (if any) of which the Selling Stockholder had the right on such date to acquire beneficial ownership pursuant to the exercise on or before April 13, 2001 of options that we have granted, plus

             o the number (if any) of shares of our common stock held on December 31, 2000 by the Trustee of the Retirement Savings Plan that is equivalent as of that date to the Selling Stockholder's undivided proportionate beneficial interest in all such shares;

         2. Under the heading "Retirement Savings Plan Shares", the number (if any) of shares of our common stock held on December 31, 2000 by the Trustee of the Retirement Savings Plan that is equivalent as of that date to the Selling Stockholder's undivided proportionate beneficial interest in all such shares and offered by the prospectus;

         3. Under the heading "Award shares acquired or which may be acquired and offered", the shares of our common stock that

             o have been acquired by the Selling Stockholder pursuant to performance awards, awards of restricted stock or other stock-based awards, and dividend equivalents earned thereon, if any, or upon the exercise of options and stock appreciation rights, or

             o may be acquired by the Selling Stockholder pursuant to performance awards or other stock-based awards, and dividend equivalents earned thereon, if any, or upon the exercise of options and stock appreciation rights outstanding as of February 12, 2001, and

             o may be offered or sold by the Selling Stockholder using the Prospectus.

         4. Under the heading "Shares of common stock to be owned after completion of the offering", the shares of our common stock to be beneficially owned by the Selling Stockholder after completion of the offering, based on the number of shares owned on February 12, 2001.

         Certain options granted pursuant to the Employee Plans and the Director Plan may be transferred to a member of a Selling Stockholder's immediate family or to a trust for the benefit of such immediate family members. The names of such transferees and the number of award shares that may be offered by them under the Prospectus will be included in a supplement when such information becomes known. The information as to security holdings is based on information that we receive from the Selling Stockholders, from our Compensation and Stock Option Committee, our Nominating and Corporate Governance Committee and our Corporate Employee Benefits Committee, and from the

Trustee of the Retirement Savings Plan, and has been adjusted to reflect (1) the spin-off of Gallaher Group Plc, effective May 30, 1997 and (2) two-for-one stock splits in the form of 100% stock dividends, at a rate of one additional share of our common stock for each share of common stock issued, effective September 10, 1986 and October 9, 1990, respectively. Shares of our common stock have attached thereto certain preferred stock purchase rights that we distributed as a dividend on December 24, 1997.



                                                                                             (3)           (4)
                                                                                            Award       Shares of
                                                                                           shares         common
                                                                 (1)                     acquired or      stock
                                                              Shares of                     which         to be
                                                               common         (2)          may be         owned
                                                                stock      Retirement     acquired        after
                                     Present principal       beneficially   Savings          and        completion
                                        positions or            owned     Plan Shares      offered     of offering
      Selling Stockholder            offices with us or       (a)(b)(c)       (a)          (b)(d)          (c)
                                        affiliates*
------------------------------   --------------------------  ------------ ------------ -------------- ---------------
Patricia O. Ewers..........      Director                        11,081           -0-       10,217          3,364
Thomas C. Hays.............      Director                       863,055       11,272       878,948         21,385
John W. Johnstone, Jr. ....      Director                        11,781           -0-       10,217          4,064
Sidney J. Kirschner........      Director                         3,964           -0-           -0-         3,964
Gordon R. Lohman...........      Director                         9,217           -0-      10,217           1,500
Charles H. Pistor, Jr......      Director                         5,464           -0-           -0-         5,464
Eugene A. Renna............      Director                         5,770           -0-        6,500          3,270
Anne M. Tatlock............      Director                        11,299           -0-       10,217          3,582
David M. Thomas............      Director                           200           -0-        1,875            200
Norman H. Wesley...........      Director; Chairman of          427,817           -0-      878,265          2,000
                                  the Board and Chief
                                  Executive Officer
Peter M. Wilson............      Director                         8,222           -0-        7,000          3,722
Thomas J. Flocco...........      Senior Vice President -         20,569           -0-      165,553             -0-
                                 Strategy and Corporate
                                 Development
Mark Hausberg..............      Senior Vice President-          95,963        1,093       172,869             -0-
                                   Finance and Treasurer
Michael R. Mathieson.......      Vice President,                 12,768           -0-       53,400          1,100
                                   Controller and Chief
                                   Accounting Officer
Craig P. Omtvedt...........      Senior Vice President          135,043        2,226       355,749             -0-
                                   and Chief Financial
                                   Officer


                                                                                             (3)           (4)
                                                                                            Award       Shares of
                                                                                           shares         common
                                                                 (1)                     acquired or      stock
                                                              Shares of                     which         to be
                                                               common         (2)          may be         owned
                                                                stock      Retirement     acquired        after
                                     Present principal       beneficially   Savings          and        completion
                                        positions or            owned     Plan Shares      offered     of offering
      Selling Stockholder            offices with us or       (a)(b)(c)       (a)          (b)(d)          (c)
                                        affiliates*
------------------------------   --------------------------  ------------ ------------ -------------- ---------------

Mark A. Roche..............      Senior Vice President,         171,633        5,216       289,749             -0-
                                   General Counsel and
                                   Secretary

------------------------

         * Positions are those with us, unless otherwise indicated. Each of the Selling Stockholders has been a director or officer of our company or one of our subsidiaries for the past three years, except for Mr. Renna, who has been a director since July 28, 1998; Mr. Thomas, who has been a director since July 25, 2000; and Mr. Mathieson, who has been Vice President, Controller and Chief Accounting Officer since January 1, 2000 and was Vice President and Controller from July 28, 1999 to December 31, 1999.

         (a) The numbers of shares attributable to contributions by our company under the Retirement Savings Plan included in the numbers shown in Columns (1) and (2) are as follows: Thomas C. Hays, 3,151; Mark Hausberg, 1,093; Craig P. Omtvedt, 1,194; Mark A. Roche, 3,634. The number of shares attributable to employee contributions under such Plan included in the numbers shown in Columns
(1) and (2) are as follows: Thomas C. Hays, 8,121; Craig P. Omtvedt, 1,032; and Mark A. Roche, 1,582.

         (b) The numbers of shares of which the Selling Stockholders had the right to acquire beneficial ownership pursuant to the exercise on or before April 13, 2001 of options that we granted included in the numbers shown in Columns (1) and (3) are as follows: Patricia O. Ewers, 7,717; Thomas C. Hays, 736,074; John W. Johnstone, Jr., 7,717; Gordon R. Lohman, 7,717; Eugene A. Renna, 2,500; Anne M. Tatlock, 7,717; Norman H. Wesley, 379,050; Peter M. Wilson, 4,500; Thomas J. Flocco, 16,667; Mark Hausberg, 83,019; Michael R. Mathieson, 11,668; Craig P. Omtvedt, 103,096; and Mark A. Roche, 134,128. Inclusion of such shares does not constitute an admission by any Selling Stockholder that such person is the beneficial owner of such shares.

         (c) To the best of the our knowledge, each Selling Stockholder has sole voting and investment power with respect to shares shown after such person's name in Columns (1), (2) and (4) above, other than with respect to the shares listed in Note (b) above and except as follows: Mr. Hays shares voting and investment power as a co-trustee of various family trusts with respect to 5,107 shares and with respect to which he disclaims beneficial ownership and Mr. Hays has no voting or investment power with respect to 4,000 shares held in trust for the benefit of his wife and with respect to which he disclaims beneficial ownership; Mr. Pistor shares voting and investment power with his wife with respect to

1,800 shares. The Trustee of the Retirement Savings Plan has agreed to vote the shares it holds in the Trust in accordance with instructions received from members of the Plan and shares as to which instructions are not received are voted by the Trustee proportionally in the same manner as shares as to which it has received instructions.

         (d) The numbers of shares in Column (3) include shares covered by performance awards granted under the 1999 Plan and the 1990 Plan if the maximum performance goals to which such awards relate are met for the performance periods 1999-2001, 2000-2002 and 2001-2003. The number of shares of Common Stock so covered are as follows: Thomas C. Hays, 46,050; Norman H. Wesley, 128,550; Thomas J. Flocco, 44,951; Mark Hausberg, 17,100; Michael R. Mathieson, 8,400; Craig P. Omtvedt, 62,100; and Mark A. Roche, 38,100. Inclusion of such shares does not constitute an admission by any Selling Stockholder that such person is the beneficial owner of such shares.

         Market Price. The closing price per share of our common stock as reported on the New York Stock Exchange Composite Transactions on April 26, 2001 was $31.95.

         Documents Incorporated by Reference. For further current information about us and our subsidiaries, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, which incorporates by reference certain information, including our Consolidated Financial Statements contained in our 2000 Annual Report to Stockholders, and see also our Proxy Statement for the Annual Meeting of Stockholders held on April 24, 2001 and our Current Reports on Form 8-K dated January 9, January 25, February 23, March 20, March 28 and April 19, 2001. Each of the foregoing is on file with the Securities and Exchange Commission.









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